EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-162607, 333-151637, 33-137139, 333-135958, 333-134800, and 333-124277), and the Registration Statements on Form S‑8 (No. 333-108979, 333-74154, 333-166638, 333-180735, and 333-183911) of U.S. Energy Corp. of our reports dated March 11, 2015, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of U.S. Energy Corp. for the year ended December 31, 2014.

/s/ Hein & Associates LLP

Hein & Associates LLP

Denver, Colorado
March 11, 2015